Exhibit 99.1

Flexsteel Reports Third Quarter Sales and Net Income Gains

DUBUQUE, Iowa--(BUSINESS WIRE)--April 19, 2011--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported results of operations for its third quarter and fiscal year-to-date March 31, 2011.

The Company reported net sales for the quarter ended March 31, 2011 of $85.2 million compared to $81.5 million in the prior year quarter, an increase of 4.6%. The Company’s net income improved by 5.8% in the current quarter to $2.5 million or $0.35 per share compared to net income of $2.3 million or $0.34 per share in the prior year quarter.

For the nine months ended March 31, 2011, the Company reported net sales of $255.2 million compared to the prior year sales of $240.9 million, an increase of 5.9%. The Company reported net income for the current nine-month period of $6.9 million or $1.00 per share compared to a net income of $6.7 million or $1.00 per share in the prior year period. The current year nine-month period includes pre-tax charges related to closing a manufacturing facility of approximately $1.0 million for employee separation and other closing costs, and an inventory write-down to cost of goods sold of $0.6 million.

For the quarter ended March 31, 2011, residential net sales were $65.0 million, an increase of 5.6% from the prior year quarter net sales of $61.6 million. Commercial net sales were $20.2 million compared to $19.9 million in the prior year quarter, an increase of 1.5%.

For the nine months ended March 31, 2011, residential net sales were $193.7 million compared to residential net sales of $180.3 million in the nine months ended March 31, 2010, an increase of 7.4%. Commercial net sales were $61.5 million for the nine months ended March 31, 2011 compared to $60.6 million for the nine months ended March 31, 2010, an increase of 1.5%.

Gross margin for the quarter ended March 31, 2011 was 21.4% compared to 22.1% in the prior year quarter reflecting the impact of increases in material costs. For the nine months ended March 31, 2011, the gross margin was 22.2% compared to 22.7% for the prior year nine-month period. Gross margin for the nine-month period was adversely impacted by inventory write-down associated with the facility closing and increases in material costs.

Selling, general and administrative expenses for the quarter ended March 31, 2011 were $14.6 million or 17.1% of net sales compared to $14.1 million or 17.3% of net sales in the prior year quarter. For the nine months ended March 31, 2011, selling, general and administrative expenses were $45.0 million or 17.6% of net sales compared to $43.5 million or 18.1% of net sales in the prior year nine-month period reflecting better absorption of fixed costs.

Working capital (current assets less current liabilities) at March 31, 2011 was $97.7 million. Net cash provided by operating activities was $6.0 million during the nine months ended March 31, 2011. Net income of $6.9 million and depreciation of $2.0 million were offset by a $2.1 million increase in inventory and a $0.8 million increase in accounts receivable.

Capital expenditures were $0.9 million during the nine months ended March 31, 2011. Depreciation expense was $2.0 million and $2.3 million in the nine-month periods ended March 31, 2011 and 2010, respectively. The Company expects that capital expenditures will be less than $2.0 million for the remainder of the fiscal year. On April 1, 2011, the Company announced plans to construct a $12 million, four-story, 40,000 square foot, corporate office building in Dubuque, Iowa, the majority of which will occur during fiscal year 2012. All earnings per share amounts are on a diluted basis.

Outlook

Our balance sheet remains strong reflecting working capital in excess of $97 million and no bank borrowings. We were able to realize gains in residential sales for the current year over the prior year. There are indications that improving job prospects and improving consumer sentiment are having a positive impact on residential sales even though the housing market remains weak. We expect to continue top-line growth of our residential products through fiscal year 2012. Our commercial product sales are up slightly for the current year over the prior year. The commercial office industry continues to report increases in sales over last year. While we have benefited minimally from those increases to date, we believe we will see increased sales volume during fiscal year 2012. Based on low demand for an extended period, we anticipate increased orders for hospitality products during fiscal year 2012 as the economy improves.

The Company continues to experience increases in the cost of certain raw materials, such as steel, polyester fiber, fabric and leather, and finished products. We are implementing price increases to help mitigate the impact of the increased material and finished product costs, however, we will continue to experience downward pressure on gross margin until we realize the full benefits of these sell price increases and see an end to the cost increases.

We remain committed to our core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call
We will host a conference call on April 20, 2011, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 49982384. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 49982384.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash	$12,201	$8,278
Trade receivables, net	35,612	35,748
Inventories	74,737	72,637
Other	5,320	5,126
Total current assets	127,870	121,789

NONCURRENT ASSETS:
Property, plant, and equipment, net	20,453	21,614
Other assets	15,867	14,267

TOTAL	$164,190	$157,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$10,778	$10,815
Accrued liabilities	19,375	20,174
Total current liabilities	30,153	30,989

LONG-TERM LIABILITIES:
Other long-term liabilities	9,485	9,069
Total liabilities	39,638	40,058

SHAREHOLDERS’ EQUITY	124,552	117,612

TOTAL	$164,190	$157,670

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
NET SALES	$85,175	$81,451	$255,226	$240,916
COST OF GOODS SOLD	(66,968)	(63,418)	(198,589)	(186,286)
GROSS MARGIN	18,207	18,033	56,637	54,630
SELLING, GENERAL AND
ADMINISTRATIVE	(14,561)	(14,122)	(44,966)	(43,526)
FACILITY CLOSING COSTS	–	–	(1,016)	–
OPERATING INCOME	3,646	3,911	10,655	11,104
OTHER INCOME (EXPENSE):
Interest and other income	129	115	244	238
Interest expense	–	(206)	–	(439)
Total	129	(91)	244	(201)
INCOME BEFORE INCOME TAXES	3,775	3,820	10,899	10,903
INCOME TAX PROVISION	(1,320)	(1,500)	(3,970)	(4,240)
NET INCOME	$2,455	$2,320	$6,929	$6,663
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,710	6,622	6,687	6,596
Diluted	6,968	6,739	6,910	6,666
EARNINGS PER SHARE OF
COMMON STOCK:
Basic	$0.37	$0.35	$1.04	$1.01
Diluted	$0.35	$0.34	$1.00	$1.00

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2011	2010
OPERATING ACTIVITIES:
Net income	$6,929	$6,663
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,028	2,261
Deferred income taxes	(809)	(1,009)
Stock-based compensation expense	844	681
Provision for losses on accounts receivable	890	789
Gain on disposition of capital assets	(108)	(15)
Changes in operating assets and liabilities	(3,755)	9,865
Net cash provided by operating activities	6,019	19,235

INVESTING ACTIVITIES:
Net purchases of investments	(230)	(283)
Proceeds from sale of capital assets	143	20
Capital expenditures	(991)	(1,175)
Net cash used in investing activities	(1,078)	(1,438)

FINANCING ACTIVITIES:
Net repayment of borrowings	–	(10,000)
Dividends paid	(1,336)	(988)
Proceeds from issuance of common stock	318	292
Net cash used in financing activities	(1,018)	(10,696)

Increase in cash	3,923	7,101
Cash at beginning of period	8,278	1,714
Cash at end of period	$12,201	$8,815

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer